Exhibit 4.6

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made as of March 6, 2019, by and among LEVI STRAUSS & CO., a Delaware corporation (the “Company”), and each of the stockholders of the Company listed on SCHEDULE A hereto (each, a “Stockholder”). The Company and the Stockholders agree as follows:

1.    Definitions. For purposes of this Agreement:

1.1    “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such specified Person, including without limitation any general partner, managing member, officer, director or trustee of such specified Person, or any venture capital fund or registered investment company now or hereafter existing that is controlled by one or more general partners, managing members or investment adviser of, or shares the same management company or investment adviser with, such specified Person.

1.2    “Board of Directors” means the board of directors of the Company.

1.3    “Class A Common Stock” means shares of the Company’s Class A common stock.

1.4    “Class B Common Stock” means shares of the Company’s Class B common stock.

1.5    “DGCL” shall have the meaning set forth in Subsection 3.5(b).

1.6    “Damages” means any loss, damage, claim or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, claim or liability (or any action in respect thereof) arises out of or is based upon: (a) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (b) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (c) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.

1.7    “Demand Deferral” shall have the meaning set forth in Subsection 2.1(b).

1.8    “Demand Request” shall have the meaning set forth in Subsection 2.1(a).

1.9    “Demand Notice” shall have the meaning set forth in Subsection 2.1(a).

1.10    “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.11    “Excluded Registration” means: (a) a registration on Form S-8 (or any successor form thereto) relating to the sale or grant of securities to employees of the Company or a subsidiary of the Company pursuant to a stock option, stock purchase, equity incentive or similar plan; and (b) a registration on Form S-4 (or any successor form thereto) relating to transactions under SEC Rule 145.

1.12    “Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits forward incorporation of substantial information by reference to other documents filed by the Company with the SEC (other than a registration form under the Securities Act that may be used for an Excluded Registration).

1.13    “Holder” means any holder of Registrable Securities who is a party to this Agreement.

1.14    “Initiating Demand Holders” shall have the meaning set forth in Subsection 2.1(a).

1.15    “Initiating Holders” means, collectively, the Initiating Demand Holders, Initiating Shelf Holders and Initiating Shelf Take-Down Holders.

1.16    “Initiating Shelf Holders” shall have the meaning set forth in Subsection 2.2(a).

1.17    “Initiating Shelf Take-Down Holders” shall have the meaning in Subsection 2.2(d)(i).

1.18    “IPO” means the Company’s first underwritten public offering of its Class A Common Stock under the Securities Act occurring after the date of this Agreement.

1.19    “IPO Lock-up Period” means the period ending 180 days after the date of the prospectus relating to the IPO.

1.20    “Long Form Registration” shall have the meaning set forth in Subsection 2.1(a).

1.21    “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

1.22    “Registrable Securities” means (a) the Class A Common Stock issuable or issued upon conversion of the Class B Common Stock held of record by the Stockholders, and (b) any Class A Common Stock issued as a dividend, stock split or other distribution with respect to, or in exchange for or in replacement of, the shares referenced in clause (a), excluding in both the case of (a) and (b) any Registrable Securities sold by a Person in a transaction in which the applicable rights under this Agreement are not assigned pursuant to Subsection 3.1, and excluding any shares for which registration rights have terminated and not been reinstated pursuant to Subsection 2.11.

1.23    “Registration” means a registration with the SEC of the Company’s securities for offer and sale to the public under a Registration Statement.

1.24    “Registration Statement” means any registration statement of the Company that covers Registrable Securities pursuant to the provisions of this Agreement filed with, or to be filed with, the SEC under the rules and regulations promulgated under the Securities Act, including the related prospectus, amendments and supplements to such registration statement, including pre- and post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement; provided, however, that the term “Registration Statement” without reference to a time includes such Registration Statement as amended by any post-effective amendments as of the time of first contract of sale for the Registrable Securities.

1.25    “Related Person” of a Stockholder means: (a) in the case of an individual, any relative or spouse of such Stockholder, or any relative of such spouse, any one of whom has the same home as such Stockholder; (b) any trust or estate in which such Stockholder or any of the Persons specified in clause (a) collectively own 10 percent or more of the total beneficial interest or of which any of such persons serve as trustee, executor or in any similar capacity; and (c) any corporation or other organization (other than the Company) in which such Stockholder or any of the Persons specified in clause (a) are the beneficial owners collectively of 10 percent or more of any class of equity securities or 10 percent or more of the equity interest.

1.26    “SEC” means the Securities and Exchange Commission.

1.27    “SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

1.28    “SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.

1.29    “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.30    “Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder, except for the fees and disbursements of the Selling Holder Counsel borne and paid by the Company as provided in Subsection 2.7.

1.31    “Selling Holder Counsel” shall have the meaning set forth in Subsection 2.7.

1.32    “Shelf Deferral” shall have the meaning set forth in Subsection 2.2(e).

1.33    “Shelf Holder” shall have the meaning set forth in Subsection 2.2(a).

1.34    “Shelf Notice” shall have the meaning set forth in Subsection 2.2(a).

1.35    “Shelf Request” shall have the meaning set forth in Subsection 2.2(a).

1.36    “Shelf Registration” shall have the meaning set forth in Subsection 2.2(a).

1.37    “Shelf Registration Statement” means a Registration Statement of the Company filed with the SEC on Form S-3 for an offering to be made on a continuous basis pursuant to Rule 415 (or any successor provision) under the Securities Act covering all or any portion of the Registrable Securities, as applicable. To the extent that the Company is a “well-known seasoned issuer” (as such term is defined in Rule 405 (or any successor or similar rule) of the Securities Act), a “Shelf Registration Statement” shall be deemed to refer to an “automatic shelf registration statement,” as such term is defined in Rule 405 (or any successor or similar rule) of the Securities Act.

1.38    “Shelf Take-Down” shall have the meaning set forth in Subsection 2.2(d)(i).

1.39    “Short Form Registration” shall have the meaning set forth in Subsection 2.1(a).

1.40    “Underwritten Shelf Take-Down Notice” shall have the meaning set forth in Subsection 2.2(d)(iii).

1.41    “Underwritten Shelf Take-Down Request” shall have the meaning set forth in Subsection 2.2(d)(ii).

2.    Registration Rights.

2.1    Demand Registration.

(a)    At any time after the IPO, one or more Holders (the “Initiating Demand Holders”) may make a written request (the “Demand Request”) to the Company for Registration of all or a part of the Registrable Securities held by such Holders on Form S-3 (a “Short Form Registration”) or, only if the Company is not eligible to use Form S-3 at such time, Form S-1 (or any successor form thereto) (a “Long Form Registration”), for the Registration of such Registrable Securities; provided, however, that a Demand Request may only be made if there is no currently effective Shelf Registration Statement on file with the SEC with respect to the Registrable Securities held by such Holders. Each Demand Request shall specify the aggregate amount of Registrable Securities of the Initiating Demand Holders to be registered and the intended methods of disposition thereof. Promptly upon delivery of the Demand Request, the Company shall: (i) within five business days after the date such request is given, give notice thereof (the “Demand Notice”) to all Holders other than the Initiating Demand Holders; (ii) as soon as practicable, and in any event within 90 days, in the case of a request for a Long Form Registration, and within 45 days, in the case of a Short Form Registration, in each case, after the date the Demand Request is given by the Initiating Demand Holders, file with the SEC a Registration Statement relating to such Demand Request covering all Registrable Securities requested to be included in such Registration by the Initiating Demand Holders, as specified in the Demand Request, and any other Holders, as specified by notice given by each such Holder to the Company within 15 days of the date the Demand Notice is given, and in each case, subject to the limitations of Subsections 2.1(b) and (c) (provided, however, that if a Demand Request is delivered prior to the expiration of the IPO Lock-up Period, the Company shall not be obligated to file, but shall be obligated to prepare, such Registration Statement prior to the expiration of the IPO Lock-up Period); and (iii) use its reasonable best efforts to cause such Registration Statement promptly to become effective under the Securities Act.

(b)    Notwithstanding the foregoing obligations, if the Company furnishes to Holders requesting a Registration pursuant to this Subsection 2.1 a certificate signed by the Company’s chief executive officer stating that in the good faith judgment of the Board of Directors it would be materially detrimental to the Company and its stockholders for such Registration Statement to be filed, become effective or remain effective for as long as such Registration Statement otherwise would be required to remain effective, because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company, (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential, or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act, then the Company shall have the right to defer taking action with respect to such filing (a “Demand Deferral”), and any time periods with respect to filing or effectiveness thereof shall be tolled correspondingly, for a period of not more than 60 days in any one instance or 90 days in the aggregate (together with any Shelf Deferrals) after the request of the relevant Initiating Demand Holders is given; provided, however, that the Company may not invoke this right if a Shelf Deferral has occurred within the 12-month period immediately preceding the date such certificate is furnished and otherwise may not invoke this right more than once in any 12-month period; and provided further that the Company shall not register any securities for its own account or that of any other stockholder during such Demand Deferral period other than an Excluded Registration.

(c)    The Company shall not be obligated to effect, or to take any action to effect, any Registration pursuant to Subsection 2.1(a) if (i) the Company has effected two Registrations pursuant to Subsection 2.1(a) within the 12-month period immediately preceding the date of such request or (ii) the sale of the Registrable Securities requested to be registered in the applicable Demand Request, together with all Registrable Securities requested to be included in such Registration in notices given by the Holders to the Company within 15 days of the date the applicable Demand Notice was given, would not reasonably be expected to result in anticipated gross offering proceeds in excess of $25 million, before deducting Selling Expenses; provided that clause (ii) shall not apply if the entire remaining amount of all Holders’ Registrable Securities are requested to be registered. A Registration shall not be counted as “effected” for purposes of this Subsection 2.1(c) until such time as the applicable Registration Statement has been declared effective by the SEC, unless the Initiating Demand Holders withdraw their request for such Registration and elect not to pay the registration expenses therefor, in which case such withdrawn registration statement shall be counted as “effected” for purposes of this Subsection 2.1(c); provided, that if such withdrawal is during a period the Company has deferred taking action pursuant to Subsection 2.1(b) or 2.1(c), then the Initiating Holders may withdraw their request for registration and such Registration will not be counted as “effected” for purposes of this Subsection 2.1(c).

2.2    Shelf Registration.

(a)    At any time after the IPO, each Holder (the “Initiating Shelf Holder”) may initiate a written request (a “Shelf Request”) to the Company to file with the SEC a Shelf Registration Statement on Form S-3, which Shelf Request shall specify the aggregate amount of Registrable Securities of the Initiating Shelf Holder to be registered thererin and the intended methods of distribution thereof (any such requested Shelf Registration Statement, a “Shelf Registration”). Promptly upon delivery of any Shelf Request (but in no event more than five business days after delivery of the Shelf Request), the Company shall deliver a written notice of such Shelf Request to all Holders other than the Initiating Shelf Holder (the “Shelf Notice”), and the Company shall include in such Shelf Registration all such Registrable Securities of such Holders which the Company has received written requests for inclusion therein within 15 days after the Shelf Notice is delivered to such Holders (each such Holder delivering such a request, together with the Initiating Shelf Holder, a “Shelf Holder”).

(b)    Following the delivery of a Shelf Request, the Company shall, subject to Subsection 2.2(e), (i) file promptly (and, in any event, within 30 days following delivery of such Shelf Request) with the SEC a Shelf Registration Statement (which shall be an automatic Shelf Registration Statement if the Company qualifies at such time to file such a Shelf Registration Statement) relating to the offer and sale of all Registrable Securities by the Shelf Holders from time to time in accordance with the methods of distribution elected by such Shelf Holders and set forth in the Shelf Registration Statement (provided, however, that if a Shelf Request is delivered prior to the expiration of the IPO Lock-up Period, the Company shall not be obligated to file, but shall be obligated to prepare, such Shelf Registration Statement prior to the expiration of the IPO Lock-up Period) and (ii) use its reasonable best efforts to cause such Shelf Registration Statement promptly to become effective under the Securities Act.

(c)    The Company shall use its reasonable best efforts to keep any Shelf Registration Statement filed pursuant to Subsection 2.2(b) continuously effective under the Securities Act in order to permit the prospectus forming a part thereof to be usable in connection with any Shelf Take-Down until the earliest of (i) the date as of which all Registrable Securities have been sold pursuant to the Shelf Registration Statement or another Registration Statement filed under the Securities Act (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder) or otherwise cease to be Registrable Securities and (ii) the termination of this Agreement.

(d)    Shelf Take-Downs.

(i)    An offering or sale of Registrable Securities pursuant to a Shelf Registration Statement (each, a “Shelf Take-Down”) may, subject to Subsection 2.2(e), be initiated at any time by any Shelf Holder (the “Initiating Shelf Take-Down Holder”). Except as set forth in Subsection 2.2(d)(iii), the Initiating Shelf Take-Down Holder shall not be required to permit the offer and sale of Registrable Securities by other Shelf Holders in connection with any such Shelf Take-Down initiated by the Initiating Shelf Take-Down Holder.

(ii)    If the Initiating Shelf Take-Down Holder elects by written request to the Company, a Shelf Take-Down shall be in the form of an underwritten offering (such written request, an “Underwritten Shelf Take-Down Request”) and the Company shall amend or supplement the Shelf Registration Statement for such purpose as soon as practicable.

(iii)    Promptly upon delivery of an Underwritten Shelf Take-Down Request (but in no event more than two business days thereafter) and subject to Subsection 2.4, the Company shall promptly deliver a written notice (a “Underwritten Shelf Take-Down Notice”) of such Shelf Take-Down to all Shelf Holders (other than the Initiating Shelf Take-Down Holder), and the Company shall include in such Shelf Take-Down all such Registrable Securities of such Shelf Holders that are registered on such Shelf Registration Statement for which the Company has received written requests, which requests must specify the aggregate amount of such Registrable Securities of such Holder to be offered and sold pursuant to such Shelf Take-Down, for inclusion therein within two business days after the date that such Underwritten Shelf Take-Down Request has been delivered.

(e)    Notwithstanding the foregoing obligations, if the Company furnishes to Holders requesting a Registration pursuant to this Subsection 2.2 a certificate signed by the Company’s chief executive officer stating that in the good faith judgment of the Board of Directors that the filing or continued use of a Shelf Registration Statement would be materially detrimental to the Company and its stockholders because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company, (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential, or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act, then the Company shall have the right to defer taking action with respect to such filing or continued use (a “Shelf Deferral”), and any time periods with respect to filing or effectiveness thereof shall be tolled correspondingly, for a period of not more than 60 days in the aggregate (together with any Demand Deferrals) after the request of the relevant Initiating Shelf Holders or Initiating Shelf Take-Down Holders is given; provided, however, that: (a) such Shelf Deferral shall terminate at such earlier time as such filing or continued use would no longer so interfere, require such premature disclosure or so render the Company unable to comply; (b) the Company may not invoke this right if a Demand Deferral has occurred within the 12-month period immediately preceding the date such certificate is furnished and otherwise may not invoke this right more than once in any 12-month period; and (c) the Company shall not register any securities for its own account or that of any other stockholder during such 60-day period other than an Excluded Registration.

2.3    Company Registration. If the Company proposes to register any of its Class A Common Stock under the Securities Act whether or not for sale for its own account (other than in an Excluded Registration or for the IPO), the Company shall, at such time, promptly give each Holder notice of such registration. Upon the request of each Holder given within 15 days after such notice is given by the Company, the Company shall, subject to the provisions of Subsection 2.4, cause to be registered all of the Registrable Securities that each such Holder has requested to be included in such registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Subsection 2.3 before the effective date of such registration, whether or not any Holder has elected to include Registrable Securities in such registration. The expenses of such withdrawn registration shall be borne by the Company. No Registrations pursuant to this Subsection 2.3 shall count towards the limitations on the number of Registrations set forth in Subsection 2.1(c).

2.4    Underwriting Requirements.

(a)    If, pursuant to Subsection 2.1 or 2.2(d), the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Subsection 2.1 or 2.2(d), and the Company shall include such information in the Demand Notice, Shelf Notice or Underwritten Shelf Take-Down Notice, as applicable. The underwriter(s) will be selected by the relevant Initiating Holders; provided that such underwriter(s) shall be reasonably acceptable to the Company. In such event, the right of any Holder to include such Holder’s Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Subsection 2.5(e)) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting. Notwithstanding any other provision of this Subsection 2.4, if the managing underwriter(s) advise(s) the Company in writing that marketing factors require a limitation on the number of shares to be underwritten, then the Company shall so advise all Holders of Registrable Securities that otherwise would be underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be allocated among such Holders of Registrable Securities, including such Initiating Holders, in proportion (as nearly as practicable) to the number of Registrable Securities owned by each Holder or in such other proportion as shall mutually be agreed to by all such selling Holders. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest 100 shares.

(b)    In connection with any offering involving an underwriting of shares of the Company’s capital stock pursuant to Subsection 2.3, the Company shall not be required to include any of the Holders’ Registrable Securities in such underwriting unless the Holders accept the terms of the underwriting as agreed upon between the Company and its managing underwriter(s). The Company shall use reasonable efforts to cause the managing underwriter(s) to permit Holders of Registrable Securities who have requested to include Registrable Securities in such offering to include in such offering all Registrable Securities so requested to be included, on the same terms and conditions as any other shares of capital stock, if any, of the Company included in the offering. Notwithstanding the foregoing, if the total number of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the number of securities to be sold (other than by the Company) that the managing underwriter(s) in their reasonable discretion determine is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, that the managing underwriter(s) and the Company determine in good faith will not jeopardize the success of the offering. If the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be allocated among the selling Holders in proportion (as nearly as practicable to) the number of Registrable Securities owned by each selling Holder or in such other proportions as shall mutually be agreed to by all such selling Holders. To facilitate the allocation of shares in accordance with the above provisions, the Company or the managing underwriter(s) may round the number of shares allocated to any Holder to the nearest 100 shares. Notwithstanding the foregoing, in no event shall (i) the number of Registrable Securities included in the offering be reduced unless all other securities (other than securities to be sold by the Company) are first entirely excluded from the offering, or (ii) the number of Registrable Securities included in the offering be reduced below 50% of the total number of securities included in such offering. For purposes of the provision in this Subsection 2.3(b) concerning apportionment, Stockholders that are Related Persons or Affiliates shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate number of Registrable Securities owned by all such Stockholders included in such “selling Holder,” as defined in this sentence.

(c)    For purposes of Subsection 2.1, a registration shall not be counted as “effected” if, as a result of an exercise of the underwriter’s cutback provisions in Subsection 2.4(a), fewer than 80% of the total number of Registrable Securities that Holders have requested to be included in such Registration Statement are actually included.

2.5    Obligations of the Company. Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a)    prepare and file with the SEC a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such Registration Statement effective for a period of not less than 180 days or, if earlier, until the distribution contemplated in the Registration Statement has been completed; provided, however, that such 180-day period shall be extended for a period of time equal to the period the Holder refrains, at the request of an underwriter of Class A Common Stock (or other securities) of the Company, from selling any securities included in such registration;

(b)    prepare and file with the SEC such amendments and supplements to such Registration Statement, and the prospectus used in connection with such Registration Statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such Registration Statement;

(c)    furnish to the selling Holders such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as the Holders may reasonably request in order to facilitate their disposition of their Registrable Securities;

(d)    use its commercially reasonable efforts to register and qualify the securities covered by such Registration Statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Holders; provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(e)    in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;

(f)    use its commercially reasonable efforts to cause all such Registrable Securities covered by such Registration Statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;

(g)    provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(h)    promptly make available for inspection by the selling Holders, any managing underwriter(s) participating in any disposition pursuant to such Registration Statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such Registration Statement and to conduct appropriate due diligence in connection therewith;

(i)    notify each selling Holder, promptly after the Company receives notice thereof, of the time when such Registration Statement has been declared effective or a supplement to any prospectus forming a part of such effective Registration Statement has been filed; and

(j)    after such Registration Statement becomes effective, notify each selling Holder of any request by the SEC that the Company amend or supplement such Registration Statement or prospectus.

2.6    Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Holder’s Registrable Securities.

2.7    Selling Expenses. All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to Section 2, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Company, and the reasonable fees and disbursements of up to two counsel for the selling Holders (“Selling Holder Counsel”), shall be borne and paid by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Subsection 2.1 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all selling Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration); provided further that if, at the time of such withdrawal, the Holders shall have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness after learning of such information then the Holders shall not be required to pay any of such expenses. All Selling Expenses relating to Registrable Securities registered pursuant to this Section 2 shall be borne and paid by the Holders pro rata on the basis of the number of Registrable Securities registered on their behalf.

2.8    Indemnification. If any Registrable Securities are included in a Registration Statement under this Section 2:

(a)    To the extent permitted by law, the Company will indemnify and hold harmless each selling Holder, the partners, members, officers, directors, and stockholders of each such Holder, legal counsel and accountants for each such Holder, any underwriter (as defined in the Securities Act) for each such Holder, and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages, and the Company will pay to each such Holder, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Subsection 2.8(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Holder, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration.

(b)    To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the Registration Statement, each Person (if any), who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter (as defined in the Securities Act), any other Holder selling securities in such Registration Statement, and any controlling Person of any such underwriter or other Holder, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Holder expressly for use in connection with such registration; and each such selling Holder will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Subsection 2.8(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further that in no event shall the aggregate amounts payable by any Holder by way of indemnity or contribution under Subsections 2.8(a) and 2.8(c) exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of fraud or willful misconduct by such Holder.

(c)    Promptly after receipt by an indemnified party under this Subsection 2.8 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Subsection 2.8, give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action. The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Subsection 2.8, to the extent that such failure materially prejudices the indemnifying party’s ability to defend such action. The failure to give notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Subsection 2.8.

(d)    To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either: (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Subsection 2.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Subsection 2.8 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Subsection 2.8, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case (x) no Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such Registration Statement, and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a Holder’s liability pursuant to this Subsection 2.8(d), when combined with the amounts paid or payable by such Holder pursuant to Subsection 2.8(b), exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of willful misconduct or fraud by such Holder.

(e)    Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f)    Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Holders under this Subsection 2.8 shall survive the completion of any offering of Registrable Securities in a registration under this Section 2, and otherwise shall survive the termination of this Agreement.

2.9    Reports Under Exchange Act. With a view to making available to the Holders the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company shall:

(a)    use commercially reasonable efforts to make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the Registration Statement filed by the Company for the IPO;

(b)    use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements); and

(c)    furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after 90 days after the effective date of the Registration Statement filed by the Company for the IPO), the Securities Act, and the Exchange Act (at any time after the Company has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after the Company so qualifies); and (ii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration (at any time after the Company has become subject to the reporting requirements under the Exchange Act) or pursuant to Form S-3 (at any time after the Company so qualifies to use such form).

2.10    Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any Class A Common Stock that would: (a) allow such holder or prospective holder to include such Class A Common Stock in any registration (other than an Excluded Registration) unless, under the terms of such agreement, such holder or prospective holder may include such Class A Common Stock in any such registration only to the extent that the inclusion of such securities will not reduce the number of the Registrable Securities of the Holders that are included; or (b) allow such holder or prospective holder to initiate a demand for registration of any Class A Common Stock (other than an Excluded Registration) held by such holder or prospective holder; provided that this limitation shall not apply to Registrable Securities acquired by any additional Stockholder that becomes a party to this Agreement in accordance with Subsection 3.8.

2.11    Termination of Registration Rights. The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Subsections 2.1, 2.2 or 2.3 shall terminate upon the earlier to occur of:

(a)    the dissolution, liquidation or winding up of the Company; and

(b)    such time after consummation of the IPO as Rule 144 or another similar exemption under the Securities Act is available to allow the sale of all of such Holder’s shares without limitation during a three-month period without registration; provided, however, that any such termination notwithstanding, if two or more Holders shall at any time (i) become Related Persons with respect to each other such that their collective beneficial ownership of shares of the Company’s capital stock increases to a level that makes them Affiliates of the Company or (ii) agree to act in concert for the purpose of selling any shares of the Company’s capital stock and, in each case, their aggregated Registrable Securities (without application of the loss of such status as a result of the first clause of this sentence) may not be sold under Rule 144 or another similar exemption under the Securities Act without limitation during a three-month period without registration, their rights under this Agreement, including the right to request registration or inclusion of Registrable Securities, shall resume, and shall terminate only when such aggregated Registrable Securities may be sold under Rule 144 or another similar exemption under the Securities Act without limitation during a three-month period without registration.

3.    Miscellaneous.

3.1    Successors and Assigns. The rights under this Agreement may be assigned (but only with all related obligations) by a Holder to a transferee of Registrable Securities that is a Permitted Transferee (as defined in the Company’s certificate of incorporation at the time of the closing of the IPO); provided, however, that (x) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Registrable Securities with respect to which such rights are being transferred; and (y) such transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement. The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

3.2    Governing Law. This Agreement shall be governed by the internal law of the State of Delaware, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.

3.3    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

3.4    Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

3.5    Notices.

(a)    All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (i) personal delivery to the party to be notified; (ii) when sent, if sent by electronic mail or facsimile during the recipient’s normal business hours, and if not sent during normal business hours, then on the recipient’s next business day; (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their addresses as set forth on Schedule A hereto, or to the principal office of the Company and to the attention of the General Counsel, in the case of the Company, or to such email address, facsimile number, or address as subsequently modified by written notice given in accordance with this Subsection 3.5(a).

(b)    Consent to Electronic Notice. Each Stockholder consents to the delivery of any stockholder notice pursuant to the Delaware General Corporation Law (the “DGCL”), as amended or superseded from time to time, by electronic transmission pursuant to Section 232 of the DGCL (or any successor thereto) at the electronic mail address set forth below such Stockholder’s name on the Schedule hereto, as updated from time to time by notice to the Company, or as on the books of the Company. To the extent that any notice given by means of electronic transmission is returned or undeliverable for any reason, the foregoing consent shall be deemed to have been revoked until a new or corrected electronic mail address has been provided, and such attempted electronic notice shall be ineffective and deemed to not have been given. Each Stockholder will promptly notify the Company of any change in such Stockholder’s electronic mail address, and that failure to do so shall not affect the foregoing.

3.6    Amendments and Waivers. Any term of this Agreement may be amended, modified or terminated and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Company and the holders of a majority of the Registrable Securities then outstanding. Notwithstanding the foregoing, this Agreement may not be amended, modified or terminated and the observance of any term hereof may not be waived with respect to any Stockholder without the written consent of such Stockholder, unless such amendment, modification, termination, or waiver applies to all Stockholders in the same fashion. Notwithstanding the foregoing, Schedule A hereto may be amended by the Company from time to time to add transferees of any Registrable Securities in compliance with the terms of this Agreement without the consent of the other parties; and Schedule A hereto may also be amended by the Company after the date of this Agreement without the consent of the other parties to add information regarding any additional Stockholder who becomes a party to this Agreement in accordance with Subsection 3.8. Any amendment, modification, termination, or waiver effected in accordance with this Subsection 3.6 shall be binding on all parties hereto, regardless of whether any such party has consented thereto. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

3.7    Severability. In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

3.8    Additional Stockholders. Notwithstanding anything to the contrary contained herein, if the Company desires to have any holder of Class B Common Stock become a party to this Agreement after the date hereof, such stockholder may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement, and thereafter shall be deemed a “Stockholder” for all purposes hereunder. No action or consent by the Stockholders shall be required for such joinder to this Agreement by such additional Stockholder, so long as such additional Stockholder has agreed in writing to be bound by all of the obligations as a “Stockholder” hereunder.

3.9    Entire Agreement. This Agreement (including its Schedule) constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

3.10    Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of California and to the jurisdiction of the United States District Court for the Northern District of California for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of California or the United States District Court for Northern District of California, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. The prevailing party shall be entitled to reasonable attorney’s fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled. Each of the parties to this Agreement consents to personal jurisdiction for any equitable action sought in the U.S. District Court for the Northern District of California or any court of the State of California having subject matter jurisdiction.

3.11    Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such nonbreaching or nondefaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

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The parties have executed this Agreement as of the date first written above.

LEVI STRAUSS & CO.

By:	/s/ Harmit Singh
Harmit Singh
Executive Vice President and Chief Financial Officer

STOCKHOLDERS:

(signature)

(type or print name)